EXHIBIT 10.6

OPERATING AGREEMENT FOR

PAINCARE MEDICAL CENTERS, LLC

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into as of February 10, 2004, by and between Back 2 Backs, Inc., an Oregon corporation (“B2B”) and Richard P. Schork (“Schork”) (B2B and Schork are collectively referred to as the “Members” and individually as a “Member”) with reference to the following facts:

A. The Members have formed a limited liability company under the Beverly-Killea Limited Liability Company Act. The Articles of Organization of the Company filed with the California Secretary of State on February     , 2004 are hereby adopted and approved by the Members.

B. The Members enter into this Agreement to provide for the governance of the Company and the conduct of its business, and to specify their relative rights and obligations.

NOW THEREFORE, the Members agree as follows:

ARTICLE I: DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in this Article or elsewhere in this Agreement and when not so defined shall have the meanings set forth in California Corporations Code section 17001.

1.1. “Act” means the Beverly-Killea Limited Liability Company Act California Corporations Code §§17000-17705), including amendments from time to time.

1.2. “Adjusted Capital Contribution” is defined in Article IV, Section 4.6(a).

1.3. “Adjusted Capital Account Deficit” is defined in Article IV, Section 4.3(a).

1.4. “Affiliate” of a Member means (1) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through membership, ownership of voting securities, by contract, or otherwise.

1.5. “Agreement” means this operating agreement, as originally executed and as amended from time to time.

1.6. “Articles of Organization” is defined in Corporations Code section 17001(b), as applied to this Company.

1.7. “Assignee” means a person who has acquired a Member’s Economic Interest in the Company, by way of a Transfer in accordance with the terms of this Agreement, but who has not become a Member.

1.8. “Assigning Member” means a Member who by means of a Transfer has transferred an Economic Interest in the Company to an Assignee.

1.9. “Available Cash” means all net revenues from the Company’s operations, including net proceeds from all sales, refinancings, and other dispositions of Company property that the Managers deem in excess of the amount reasonably necessary for the operating requirements of the Company, including debt reduction and Reserves.

1.10. “Book Depreciation” is defined in Article IV, Section 4.3(b).

1.11. “Capital Account” means, with respect to any Member, the account reflecting the capital interest of the Member in the Company, consisting of the Member’s initial Capital Contribution and any additional Capital Contribution, maintained and adjusted in accordance with Article III, Section 3.4.

1.12. “Capital Contribution” means, with respect to any Member, the amount of the money and the Fair Market Value of any property (other than money) contributed to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take “subject to” under IRC section 752) in consideration of a Percentage Interest held by such Member. A Capital Contribution shall not be deemed a loan.

1.13. “Capital Event” means a sale or disposition of any of the Company’s capital assets, the receipt of insurance and other proceeds derived from the involuntary conversion of Company property, the receipt of proceeds from a refinancing of Company property, or a similar event with respect to Company property or assets.

1.14. “Code” or “IRC” means the Internal Revenue Code of 1986, as amended, and any successor provision.

1.15. “Company” means the company named in Article II, Section 2.2 of this Agreement.

1.16. “Company Minimum Gain” is defined in Article IV, Section 4.3(c).

1.17. “Confidential Information” is defined in Article X, Section 10.2.

1.18. “Corporations Code” (“Corp C”) means the California Corporations Code.

1.19. “Economic Interest” means a Person’s right to share in the income, gains, losses, deductions, credit or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member, including the right to vote or to participate in management.

1.20. “Encumber” means the act of creating or purporting to create an Encumbrance, whether or not perfected under applicable law.

1.21. “Encumbrance” means, with respect to any Membership Interest, or any element thereof, a mortgage, pledge, security interest, lien, proxy coupled with an interest, option, or preferential right to purchase (other than as contemplated in this Agreement).

1.22. “Gross Asset Value” means, with respect to any item of property of the Company, the item’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any item of property contributed by a Member to the Company shall be the fair market value of such property, as mutually agreed by the contributing Member and the Company;

(b) The Gross Asset Value of any item of Company property distributed to any Member shall be the fair market value of such item of property on the date of distribution; and

(c) The Gross Asset Value of any item of Company property shall be subject to the adjustments specified in Article IV, Section 4.11.

1.23. “Initial Members” means those Persons whose names are set forth in the first sentence of this Agreement. A reference to an “Initial Member” means any of the Initial Members.

1.24. “Involuntary Transfer” means, with respect to any Membership Interest, or any element thereof, any Transfer or Encumbrance, whether by operation of law, pursuant to court order, foreclosure of a security interest, execution of a judgment or other legal process, or otherwise, including a purported transfer to or from a trustee in bankruptcy, receiver, or assignee for the benefit of creditors.

1.25. “Losses” are defined in Article IV, Section 4.2.

1.26. “Majority of Members” means a Member or Members whose Percentage Interests represent more than 50 percent of the Percentage Interests of all the Members.

1.27. “Manager” or “Managers” means the Person(s) named as such in Article II or the Persons who from time to time succeed any Person as a Manager and who, in either case, are serving at the relevant time as a Manager.

1.28. “Member” means an Initial Member or a Person who otherwise acquires a Membership Interest, as permitted under this Agreement, and who remains a Member.

1.29. “Member Nonrecourse Debt” is defined in Article IV, Section 4.3(d).

1.30. “Member Nonrecourse Debt Minimum Gain” is defined in Article IV, Section 4.3(e).

1.31. “Member Nonrecourse Deductions” is defined in Article IV, Section 4.3(f).

1.32. “Membership Interest” means a Member’s rights in the Company, collectively, including the Member’s Economic Interest, any right to Vote or participate in management, and any right to information concerning the business and affairs of the Company.

1.33. “Nonrecourse Deductions” is defined in Article IV, Section 4.3(g).

1.34. “Nonrecourse Liability” is defined in Article IV, Section 4.3(h).

1.35. “Notice” means a written notice required or permitted under this Agreement. A notice shall be deemed given or sent when deposited, as certified mail or for overnight delivery, postage and fees prepaid, in the United States mails; when delivered to Federal Express, United Parcel Service, or other overnight delivery service, for overnight delivery, charges prepaid or charged to the sender’s account; when personally delivered to the recipient; when transmitted by electronic means, and such transmission is electronically confirmed as having been successfully transmitted; or when delivered to the home or office of a recipient in the care of a person whom the sender has reason to believe will promptly communicate the notice to the recipient.

1.36. “Percentage Interest” means the percentage of a Member set forth opposite the name of such Member below, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement:

Name	Percentage Interest
B2B	50%
Schork	50%

1.37. “Person” means an individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

1.38. “Profits” are defined in Article IV, Section 4.2.

1.39. “Regulations” (“Reg”) means the income tax regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the Code, as such Regulations may be amended from time to time, including corresponding provisions of applicable successor regulations.

1.40. “Reserves” means the aggregate of reserve accounts that the Managers, in the Managers’ sole discretion, deem reasonably necessary to meet accrued or contingent liabilities of the Company, reasonably anticipated operating expenses, and working capital requirements.

1.41. “Tax Item” means each item of income, gain, loss, deduction, or credit of the Company.

1.42. “Tax Matters Partner” means such Person as may be designated under Article VI, Section 6.6.

1.43. “Transfer” means, with respect to a Membership Interest or any element of a Membership Interest, any sale, assignment, gift, Involuntary Transfer, Encumbrance, or other disposition of such a Membership Interest or any element of such Membership Interest, directly or indirectly, other than an Encumbrance that is expressly permitted under this Agreement.

1.44. “Triggering Event” is defined in Article VIII, Section 8.4.

1.45. “Vote” means a written consent or approval, a ballot cast at a meeting, or a voice vote.

1.46 “Voting Interest” means, with respect to a Member, the right to Vote or participate in management and any right to information concerning the business and affairs of the Company provided under the Act, except as limited by the provisions of this Agreement. A Member’s Voting Interest shall be directly proportional to that Member’s Percentage Interest.

ARTICLE II: ARTICLES OF ORGANIZATION; MEMBERS

2.1. Articles of Organization. The Articles of Organization (the “Articles”) were filed with the California Secretary of State on February     , 2004, File Number                     . A copy of the Articles as filed is attached to this Agreement as Exhibit A.

2.2. Name. The name of the Company is PainCare Medical Centers, LLC.

2.3. Executive Office. The principal executive office of the Company shall be at 206 Mira Verde Drive, La Habra Heights, California 90631, or such other place or places as may be determined by the Managers from time to time.

2.4. Agent for Service. The initial agent for service of process on the Company shall be Richard P. Schork, whose address is 206 Mira Verde Drive, La Habra Heights, California 90631. The Managers may from time to time change the Company’s agent for service of process.

2.5. Purpose. The Company will be formed for the purposes of engaging in the business of owning and operating health-care facilities offering pain treatment services to the public and engaging in such other lawful acts or activities for which a limited liability company may be organized under the Act, other than the banking, insurance or trust company business, as may be approved by the unanimous Vote of the Members.

2.6. Partnership Classification. The Members intend the Company to be a limited liability company under the Act, classified as a partnership for federal and, to the maximum extent possible, state income taxes. Neither the Managers nor any Member shall take any action inconsistent with the express intent of the parties to this Agreement.

2.7. Term. The term of existence of the Company shall commence on the effective date of filing of Articles of Organization with the California Secretary of State, and shall continue until terminated by the provisions of this Agreement or as provided by law.

2.8. Initial Members. The names and business addresses of the Initial Members are as follows:

Name	Address
Back 2 Backs, Inc.	221 West 10th Street
Medford, Oregon 97501

Richard P. Schork	206 Mira Verde Drive
La Habra Heights, California 90631

2.9. Managers. The names and business addresses of the initial Managers are as follows:

Name	Address
Jeffrey D. Hoyal	3976 Bellinger Lane
Medford, OR 97501

Richard P. Schork	206 Mira Verde Drive
La Habra Heights, California 90631

2.10 Admission of Additional Members. The Managers, with the approval of a Majority of Members, may admit to the Company additional Members. Any additional Members shall obtain Membership Interests and will participate in management, Profits, Losses and distributions of the Company on such terms as are determined by the Managers and approved by a Majority of Members. Notwithstanding the foregoing, Assignees may only be admitted as substitute Members in accordance with Article VIII.

2.11 Transactions with the Company. A Member may lend money to and transact other business with the Company with the prior approval of the Managers. A Member loan to the Company shall not be treated as a Capital Contribution by that Member or entitle the Member to an increase in that Member’s Percentage Interest. The loan amount shall be a debt due from the Company, repayable out of the Company’s assets and shall be on such other terms as the Managers and the Member agree. Notwithstanding the foregoing, no Member shall be required to make any loans to the Company or guaranty the payment or performance of any Company obligation. The Members acknowledge that any Member, Manager, or Affiliate of a Member or Manager (each a “Lender”) who loans money to or transacts other business with the Company pursuant to this Section shall have rights (the “Rights”), the exercise of which may be in conflict with the Company’s best interests. In that regard, the Members hereby authorize, agree, and consent to the exercise of any of Rights under any promissory note, security agreement, other loan document or other agreement, even though the party’s exercise of those rights may be detrimental to the Company or the Company’s business. Further, the Members agree that any proper exercise of the Rights shall not be deemed a breach of a Member’s or Manager’s fiduciary duties (if any) to the Company.

2.12 Termination of Membership Interest. Upon the transfer of a Member’s Membership Interest in violation of Article VIII, (b) the occurrence of a Triggering Event with respect to a Member under Section 8.4(a), or (c) the withdrawal or resignation of a Member in accordance with Section 2.11, the Membership Interest of such Member shall terminate and thereafter such Member shall be an Assignee only unless such Membership Interest shall be purchased by the Company and/or the remaining Member(s) as provided in Article VIII. Each Member acknowledges and agrees that such termination or purchase of a Membership Interest upon the occurrence of any of the foregoing events is not unreasonable under the circumstances as of the date hereof.

2.13 Meetings of Members. No annual or regular meetings of Members are required.

ARTICLE III: CAPITAL AND CAPITAL CONTRIBUTIONS

3.1. Initial Capital Contributions. Each Member shall contribute in cash an amount equal to Three Hundred Thousand Dollars ($300,000) to the capital of the Company as the Member’s initial Capital Contribution. The initial Capital Contributions of the Members shall be made in installments at such times and in such amounts as shall be determined by the Managers, provided, however, that the initial Capital Contribution of Schork shall not be payable until at least $280,000 of the initial Capital Contribution of B2B has been paid to and expended by the Company.

3.2. Additional Capital Contributions. No Member shall have the right to contribute additional capital to the Company without the consent of all other Members. The Managers may determine from time to time that Capital Contributions in addition to the Members’ initial Capital Contributions are needed to enable the Company to conduct its business. On making such a determination, the Managers shall give Notice to all Members in writing at least thirty (30) days before the date on which such additional Capital Contribution is due. The Notice shall set forth the amount of additional Capital Contribution needed, the purpose for which it is needed, and the date by which the Members shall contribute. Each Member shall be required to make an additional Capital Contribution in an amount that bears the same proportion to the total additional Capital Contribution that is equal to such Member’s then Percentage Interest.

3.3. Failure to Make Capital Contributions. If a Member fails to make an installment of its initial Capital Contribution as required under Section 3.1 above or an additional Capital Contribution required under Section 3.2 above (a “Defaulting Member”) within thirty (30) days after it is required to be made (a “Capital Shortfall”), the Defaulting Member shall have an additional period of time (the “Cure Period”) in which to contribute the Capital Shortfall. The Cure Period shall commence on the date the Defaulting Member was initially required to contribute the Capital Shortfall (the “Due Date”) and shall end on the later of (i) the date that is one hundred eighty (180) days following the Due Date and (ii) December 31 of the year in which the Due Date occurs. Unless all Members agree in writing to extend the Cure Period, if the Defaulting Member fails to contribute the Capital Shortfall prior to the end of the Cure Period, each of the Defaulting Member’s and the other Members’ resprective Percentage Interests shall be adjusted to equal the percentage that such Member’s Capital Account bears to the total Capital Accounts of all of the Members. If the Defaulting Member thereafter contributes the Capital Shortfall, the Members’ respective Percentage Interests shall be adjusted to the Percentage Interests existing immediately prior to the Due Date. The Defaulting Member shall indemnify and hold the Company and the other Members harmless from any loss, cost, or expense, including reasonable attorney fees caused by the failure to make a Capital Contribution.

3.4. Capital Account. An individual Capital Account for each Member shall be maintained in accordance with the requirements of Reg §1.704-1(b)(2)(iv) and adjusted in accordance with the following provisions:

(a) A Member’s Capital Account shall be increased by that Member’s Capital Contributions, that Member’s share of Profits, and any items in the nature of income or gain that are specially allocated to that Member pursuant to Article IV.

(b) A Member’s Capital Account shall be increased by the amount of any Company liabilities assumed by that Member subject to and in accordance with the provisions of Reg §1.704-1(b)(2)(iv)(c).

(c) A Member’s Capital Account shall be decreased by (a) the amount of cash distributed to that Member; (b) the Fair Market Value of any property of the Company so distributed, net of liabilities secured by such distributed property that the distributee Member is considered to assume or to be subject to under IRC section 752; and (c) the amount of any items in the nature of expenses or losses that are specially allocated to that Member pursuant to Article IV.

(d) A Member’s Capital Account shall be reduced by the Member’s share of any expenditures of the Company described in IRC section 705(a)(2)(B) or which are treated as IRC section 705(a)(2)(B) expenditures pursuant to Reg section 1.704- 1(b)(2)(iv)(i) (including syndication expenses and losses nondeductible under IRC sections 267(a)(1) or 707(b)).

(e) If any Economic Interest (or portion thereof) is transferred, the transferee of such Economic Interest or portion shall succeed to the transferor’s Capital Account attributable to such interest or portion.

(f) The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note shall not be included in the Capital Account of any Person until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Reg section 1.704-1(b)(2)(iv)(d)(2).

(g) Each Member’s Capital Account shall be increased or decreased as necessary to reflect a revaluation of the Company’s property assets in accordance with the requirements of Reg sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g), including the special rules under Reg section 1.701-1(b)(4), as applicable. The provisions of this Agreement respecting the maintenance of Capital Accounts are intended to comply with Reg section 1.704-1(b) and shall be interpreted and applied in a manner consistent with those Regulations.

3.5. Withdrawal of Capital. A Member shall not be entitled to withdraw any part of the Member’s Capital Contribution or to receive any distributions, whether of money or property, from the Company except as provided in this Agreement.

3.6. Interest. No interest shall be paid on Capital Contributions or on the balance of a Member’s Capital Account.

3.7. Limited Liability. A Member shall not be bound by, or be personally liable for, the expenses, liabilities, or obligations of the Company except as otherwise provided in the Act or in this Agreement.

3.8. No Priority Return. No Member shall have priority over any other Member with respect to the return of a Capital Contribution or distributions or allocations of income, gain, losses, deductions, credits, or items thereof.

3.9 Revaluations. At such times as may be required or permitted by Code Section 704 and Regulations thereunder, the Capital Accounts shall be revalued and adjusted to reflect the then fair market value of the Company’s property. The Capital Accounts shall be maintained in compliance with Regulations Section 1.704-1(b)(2)(iv)(f). All allocations of again resulting from such revaluation shall be made consistently with regulations Section 1.704-1(b)(2)(iv)(f) and, to the extent not inconsistent therewith, provisions of Section 5 regarding the allocation of Profits.

ARTICLE IV: ALLOCATIONS AND DISTRIBUTIONS

4.1. Allocations. The Profits and Losses of the Company and all items of Company income, gain, loss, deduction, or credit shall be allocated, for Company book purposes and for tax purposes, to a Member in accordance with the Member’s Percentage Interest.

4.2 Profits and Losses. As used in this Agreement, “Profits and Losses” means, for each fiscal year or other period specified in this Agreement, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with IRC section 703(a), including all Tax Items required to be stated separately pursuant to IRC section 703(a)(1), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in IRC section 705(a)(2)(B) or treated as IRC section 705(a)(2)(B) expenditures pursuant to Reg section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or shall increase such loss;

(c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Fair Market Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Fair Market Value;

(d) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation for such fiscal year or other period, computed in accordance with the definition of “Book Depreciation” in Section 4.3(b); and

(e) Notwithstanding the foregoing provisions of this Section 4.2, any items of income, gain, loss, or deduction that are specially allocated shall not be taken into account in computing Profits or Losses under Section 4.1.

4.3. Definitions. The following definitions shall apply with respect to this Article IV.

(a) “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year of the Company, after such Member’s Capital Account has been adjusted as follows: (1) the Member’s Capital Account shall be increased by the amount of such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain; and (2) the Member’s Capital Account shall be decreased by the amount of the items described in Reg sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Reg section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently with that Regulation.

(b) “Book Depreciation” means, with respect to any item of Company property for a given fiscal year, a percentage of depreciation or other cost recovery deduction allowable for federal income tax purposes for such item during that fiscal year equal to the result (expressed as a percentage) obtained by dividing (1) the Fair Market Value of that item at the beginning of the fiscal year (or the acquisition date during the fiscal year), by (2) the federal adjusted tax basis of the item at the beginning of the fiscal year (or the acquisition date during the fiscal year). If the adjusted tax basis of an item is zero, the Managers may determine Book Depreciation, provided that they do so in a reasonable and consistent manner.

(c) “Company Minimum Gain” has the meaning set forth in Reg section 1.704-2(d)(1).

(d) “Member Nonrecourse Debt” is defined in Reg section 1.704-2(b)(4).

(e) “Member Nonrecourse Debt Minimum Gain” for a fiscal year of the Company means the net increase in Minimum Gain attributable to Member Nonrecourse Debt, determined as set forth in Reg section 1.704-2(i)(2).

(f) “Member Nonrecourse Deductions” has the meaning set forth in Reg section 1.704-2(i)(2). For any fiscal year of the Company, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the net increase during that fiscal year in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that fiscal year, reduced (but not below zero) by the amount of any distributions during such year to the Member bearing the economic risk of loss for such Member Nonrecourse Debt if such distributions are both from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, all as determined according to the provisions of Reg section 1.704-2(i)(2). In determining Member Nonrecourse Deductions, the ordering rules of Reg section 1.704-2(j) shall be followed.

(g) “Nonrecourse Deductions” has the meaning set forth in Reg section 1.704-2(c). The amount of Nonrecourse Deductions for a Company fiscal year equals the net increase in the amount of Company Minimum Gain during that fiscal year, reduced (but not below zero) by the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain.

(h) “Nonrecourse Liability” is defined in Reg section 1.752-1(a)(2).

4.4. Special Allocations. The following special allocations shall be made in the following order:

(a) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a fiscal year, each Member shall be allocated, before any other allocation under this Section, items of Company income and gain for such fiscal year equal to such Member’s share of the net decrease in Company Minimum Gain as determined in accordance with Reg section 1.704-2(g)(2).

(b) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain during a fiscal year, any Member with a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt as of the beginning of such fiscal year shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. A Member’s share of net decrease in Member Nonrecourse Debt Minimum Gain shall be determined pursuant to Reg section 1.704-2(g)(2). A Member shall not be subject to the foregoing chargeback to the extent permitted under Reg section 1.704-2(i)(4).

(c) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution described in Reg sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), such Member shall be allocated items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for such fiscal year) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustment, allocation, or distribution.

4.5. Nonrecourse Deductions. Member Nonrecourse Deductions for any fiscal year of the Company shall be allocated to the Members in the same proportion as Profits are allocated under Section 4.1, provided that any Member Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Member who bears (or is deemed to bear) the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Reg section 1.704-2(i)(2).

4.6. Profits from Capital Events. In any fiscal year of the Company, Profits in excess of Losses of the Company resulting from a Capital Event in that Fiscal Year shall be allocated to the Members in the following order:

(a) To Members whose Adjusted Capital Contributions are in excess of their Capital Accounts, in proportion to those excesses, until all of those excesses have been eliminated. “Adjusted Capital Contributions” means, with respect to each Member, the excess of such Member’s contribution to the capital of the Company over all prior distributions to the Member that have resulted from Capital Events.

(b) Among the Members in the proportion that the Capital Contribution of each Member bears to the total Capital Contributions of all Members.

4.7. Losses from Capital Events. In any fiscal year of the Company, Losses in excess of Profits of the Company, resulting from a Capital Event in that fiscal year, shall be allocated to the Members with positive Capital Accounts, in proportion to their positive Capital Account balances, until no Member has a positive Capital Account. For this purpose, Capital Accounts shall be reduced by the adjustments set forth in Reg sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

4.8. Allocations Respecting Distributions in Kind. Any unrealized appreciation or unrealized depreciation in the values of Company property distributed in kind to Members shall be deemed to be Profits or Losses realized by the Company immediately prior to the distribution of the property and such Profits or Losses shall be allocated to the Capital Accounts in the same proportions as Profits are allocated under Section 4.1. Any property so distributed shall be treated as a distribution to the Members to the extent of the Fair Market Value of the property, less the amount of any liability secured by and related to the property. Nothing contained in this Agreement is intended to treat or cause such distributions to be treated as sales for value. For the purposes of this Section 4.8, “unrealized appreciation” or “unrealized depreciation” shall mean the difference between the Fair Market Value of such property and the Company’s federal adjusted tax basis for such property.

4.9. Allocations Respecting Contributed Property. Any item of income, gain, loss, or deduction with respect to any property (other than cash) that has been contributed by a Member to the capital of the Company, or that has been revalued pursuant to the provisions of Article III, Section 3.4(g), and that is required or permitted to be allocated to such Member for income tax purposes under IRC section 704(c) in order to take into account the variation between the tax basis of such property and its Fair Market Value at the time of its contribution, shall be allocated solely for income tax purposes in the manner required or permitted under IRC section 704(c) using the “traditional” method described in Reg section 1.704-3(b), except that any other method allowable under applicable Regulations may be used for any contribution of property with respect to which there is agreement among the contributing Member and the Managers.

4.10. Allocations Respecting Transferred Economic Interests. In the case of a Transfer of an Economic Interest during any fiscal year of the Company, the Assigning Member and Assignee shall each be allocated Profits or Losses based on the number of days each held the Economic Interest during that fiscal year. If the Assigning Member and Assignee agree to a different proration and advise the Managers of the agreed proration before the date of the Transfer, Profits or Losses from a Capital Event during that fiscal year shall be allocated to the holder of the Interest on the day such Capital Event occurred. If an Assignee makes a subsequent Assignment, said Assignee shall be considered an “Assigning Member” with respect to the subsequent Assignee for purposes of the aforesaid allocations.

4.11. Gross Asset Value Adjustments.

(a) The Gross Asset Value of all Company property shall be adjusted as of the following times: (1) the acquisition of an interest or additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (2) the distribution of money or other property (other than a de minimis amount) by the Company to a Member as consideration for an Economic Interest in the Company, and (3) the liquidation of the Company within the meaning of Reg section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments under clauses (1) and (2) above shall be made only in the event of a revaluation of Company property under Article III, Section 3.4(g) in accordance with Reg section 1.704- 1(b)(2)(iv)(f);

(b) The Gross Asset Value of Company property shall be increased or decreased to reflect adjustments to the adjusted tax basis of such property pursuant to IRC section 732, IRC section 733, or IRC section 743, subject to the limitations imposed by IRC section 755 and Reg section 1.704-1(b)(2)(iv)(m); and

(c) If the Gross Asset Value of an item of property has been determined or adjusted pursuant to Article I, Section 22 or Paragraph (a) or (b) of this Section 4.11, such Gross Asset Value shall be adjusted by the Book Depreciation, if any, taken into account with respect to such property for purposes of computing Profits and Losses.

4.12. Amendments to Comply with Code. It is the intent of the Members that each Member’s allocated share of Company Tax Items be determined in accordance with this Agreement to the fullest extent permitted by IRC sections 704(b) and 704(c). Notwithstanding anything to the contrary contained in this Agreement, if the Company is advised that, as a result of the adoption of new or amended regulations pursuant to IRC sections 704(b) and 704(c), or the issuance of authorized interpretations, the allocations provided in this Agreement are unlikely to be respected for federal income tax purposes, the Managers are hereby granted the power to amend the allocation provisions of this Agreement, on advice of accountants and legal counsel, to the minimum extent necessary to cause such allocation provisions to be respected for federal income tax purposes.

4.13. Distributions of Available Cash. All Available Cash, other than proceeds from the dissolution of the Company, shall be distributed among the Members in accordance with their respective Percentage Interests as soon as practicable following the Managers’ determination that such cash is available for distribution.

4.14. Noncash Proceeds. If the proceeds from a sale or other disposition of an item of Company property consist of property other than cash, the value of that property shall be as determined by the Managers. If such noncash proceeds are subsequently reduced to cash, such cash shall be taken into account by the Managers in determining Available Cash.

4.15. Liquidating Proceeds. Notwithstanding any other provisions of this Agreement to the contrary, when there is a distribution in liquidation of the Company, or when any Member’s interest is liquidated, all items of income and loss first shall be allocated to the Members’ Capital Accounts under this Article IV, and other credits and deductions to the Members’ Capital Accounts shall be made before the final distribution is made. The final distribution to the Members shall be made as provided in Article IX, Section 9.2(d) of this Agreement. The provisions of this Section 4.15 and Article IX, Section 9.2(d) shall be construed in accordance with the requirements of Reg section 1.704-1(b)(2)(ii)(b)(2).

4.16 Form of Distribution. A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members.

4.17 Return of Distributions. Members and Assignees who receive distributions made in violation of the Act or this Agreement shall return such distributions to the Company to the extent required to do so by the Act. Except for those distributions made in violation of the Act or this Agreement, no Member or Assignee shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Assignee or paid by a Member or Assignee for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or the Assignee.

4.18 Obligations of Members to Report Allocations. The Members are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Company income, loss and other items for income tax purposes.

ARTICLE V: MANAGEMENT

5.1 Exclusive Management by Managers. The business, properties and affairs of the Company shall be managed by two (2) Managers. Except as otherwise provided in this Agreement, all decisions concerning the management of the Company’s business shall be made by the unanimous Vote of the Managers. Except for situations in which the approval of the Members is expressly required by the Articles or this Agreement, the Managers shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property and affairs. Only the Managers, acting together, shall have the right or power to make decisions on behalf of and exercise control over the Company business; provided, however, that the Managers may jointly elect to implement those decisions through any Manager, Member, officer of the Company or other Person they select in writing and, provided, further, that any such election may be revoked by any one (1) Manager.

5.2 Agency Authority of Managers. Each Manager, acting individually, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. All checks, drafts, and other instruments obligating the Company to pay money shall be signed by both Managers. Both Managers, acting together, are also authorized to sign contracts and obligations on behalf of the Company. Any Manager may by written notice delivered to the other Manager delegate such Manager’s authority to execute any checks, drafts, contracts or any other documents or instruments on behalf of the Company to the other Manager or any other Person.

5.3 Election and Removal of Managers.

(a) Initial Managers; Election of Successors. The initial Managers shall be the Persons named as Managers in Article II, Section 2.9. Unless a Manager resigns or is removed, such Manager shall hold office until a successor shall have been elected and qualified. Successor Managers shall be elected by the affirmative vote or written consent of a Majority of Members; provided, however, that so long the Percentage Interests of the Members are equal, the Members shall elect as Managers one (1) Person designated by B2B and one (1) Person designated by Schork.

(b) Resignation. Any Manager may resign at any time by giving written notice to the Members (and remaining Managers, if any), without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of as a Member.

(c) Removal of Managers.

(i) Any Manager who is a Member (or an affiliate of a Member) may be removed as a Manager upon default in the performance of his obligations as a Manager as determined by a final, non-appealable order of a court of competent jurisdiction or upon the death, insanity, bankruptcy or dissolution of such Manager. The following acts and/or omissions shall constitute a default by a Manager: (A) the failure to perform any duty or act required of the Manager by this Agreement or the Act, or the performance of an act prohibited by this Agreement or the Act, or (B) the engaging by the Manager in misconduct (including without limitation, any misconduct involving the Manager’s personal dishonesty, breach of fiduciary duty to the Company or violation of any governmental statute, law, rule or regulation other than minor traffic and similar offenses) that is injurious to the Company, monetarily or otherwise; provided that the Manager (1) shall have received written notice from the remaining Members of such default, and if such default is curable, (2)(a) shall not have cured such default, if it is a monetary default, within thirty (30) days thereafter, or (b)(I) shall not have commenced to cure or remedy such default, if it is a nonmonetary default, within thirty (30) days thereafter, and (II) shall not have thereafter pursued any such correction to completion with diligence and continuity and corrected such default within a reasonable time. Any Manager who is not a Member or an affiliate of a Member may be removed at any time, with or without cause, by the affirmative vote of a Majority of Members.

(ii) Upon the occurrence of an event of default specified in Section 5.3(c)(i) above or upon the death, insanity, bankruptcy or dissolution with respect to a Manager, the remaining Members may remove such Manager by giving him written notice of removal. Notice of removal shall be served on the Manager either by certified or registered mail, return receipt requested, or by personal service, and shall set forth the effective date of the removal.

(iii) Any removal shall be without prejudice to the rights, if any, of the Manager under any contract and, if the Manager is also a Member or an Affiliate of a Member, shall not affect the Manager’s (or Affiliate’s) rights as a Member or constitute a withdrawal of a Member.

5.4. Limitations on Managers’ Authority. Notwithstanding any other provisions of this Agreement, the Managers shall not have authority hereunder to cause the Company to engage in the following transactions without first obtaining the affirmative Vote of a Majority of Members:

(a) The sale, exchange or other disposition of all, or substantially all, of the Company’s assets occurring as part of a single transaction or plan, or in multiple transactions over a twelve (12) month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution;

(b) The filing of a petition in bankruptcy or the entering into of an arrangement among creditors;

(c) The entering into, on behalf of the Company, of any transaction constituting a “reorganization” within the meaning of Corp C §17600, including, without limitation, the merger of the Company with another limited liability company, limited partnership, corporation, general partnership or other entity;

(d) Entering into a contract or incurring a debt or liability on behalf of the Company in excess of, or the expenditure of more than, $100,000.00;

(e) The dissolution of the Company;

(f) An alteration of the primary purpose of the Company as set forth in Section 2.5;

(g) Except as provided in Sections 5.6 and 5.7, transactions between the Company and a Manager or one or more of a Manager’s Affiliates, or transactions in which a Manager, or one or more of a Manager’s Affiliates, has a material financial interest;

(h) Without limiting subsection (f), the lending of money by the Company to any Manager or Member;

(i) Any act that would make it impossible to carry on the ordinary business of the Company;

(j) The confession of a judgment against the Company;

(k) The acquisition of any real property;

(l) The use of Company property or assets for other than a Company purpose;

(m) The pledge or hypothecation of the credit of the Company for any purpose other than the furtherance of the Company business;

(n) To cause the Company to enter into any other joint venture, partnership, limited liability company or invest in or become a shareholder in any other corporation or business enterprise;

(o) To change or reorganize the Company into any other legal entity;

(p) To do any act in contravention of this Agreement; or

(q) To enter into any binding obligation to do any of the any of the foregoing actions described in clauses (a) through (p) above.

5.5 Devotion of Time. The Managers are not obligated to devote all of their time or business efforts to the affairs of the Company. The Managers shall devote such time, effort and skill as is reasonably appropriate for the operation of the Company.

5.6 Competing Activities. The Members and Managers and their respective Affiliates may engage or invest in, independently or with others, in any business activity of any type or description, including without limitation those that might be the same as or similar to the Company’s business and that might be in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. The Members and Managers shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. The Members and Managers shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to Persons other than the Company. The Members acknowledge that the other Members and the Managers and their Affiliates own and/or manage other businesses, including businesses that may compete with the Company and for the Members’ and Managers’ time. The Members hereby waive any and all rights and claims that they may otherwise have against the Members and Managers and their Affiliates as a result of any of such activities.

5.7 Transactions between the Company and a Manager. Notwithstanding that it may constitute a conflict of interest, a Manager may, and may cause his Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by this Agreement and so long Members holding a majority of the Percentage Interests of Members having no interest in such transaction (other than their interests as Members) affirmatively Vote to approve the transaction.

5.8 Payments to Members or Managers. Except as expressly provided in this Agreement or otherwise agreed to in writing by Members holding a majority of the Percentage Interests held by all Members other than the Member being paid pursuant to this Section 5.8, no Member or Manager, or Affiliate of a Member or Manager is entitled to remuneration for services rendered or goods provided to the Company. The Company shall reimburse the Managers and their respective Affiliates for the actual cost of goods and materials used for or by the Company. As a condition of reimbursement, a Manager shall provide the Company with copies of all available invoices and receipts, and otherwise account to the Company in sufficient detail to allow the Company to claim an income tax deduction for such paid item, if such item is deductible. Except as otherwise provided herein, a Manager and his Affiliates shall not be reimbursed by the Company for the following expenses: (i) salaries, compensation or fringe benefits of directors, officers or employees of the Manager or his Affiliates; (ii) overhead expenses of the Manager or his Affiliates, including, without limitation, rent and general office expenses; and (iii) the cost of providing any service or goods for which the Manager or his Affiliates are entitled to compensation under this Agreement.

5.9 Limited Liability of Managers. No Person who is a Manager of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager of the Company. A Manager shall not be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, reckless or intentional misconduct, or a knowing violation of law by the Manager.

5.10 Membership Interests. Except as otherwise provided in this Agreement, Membership Interests held by a Manager as a Member shall entitle the Manager to all of the rights of a Member, including without limitation the economic, voting, information and inspection rights of a Member.

5.11 Assets in Company Name. The Manager shall cause all assets of the Company, whether real or personal, to be held in the name of the Company.

5.12. Company Funds. All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at such locations as shall be determined by the Managers. Withdrawal from such accounts shall require the signatures of both Manager or such other Person or Persons as the Managers may designate.

ARTICLE VI: ACCOUNTS AND ACCOUNTING

6.1. Books of Account. Complete books of account of the Company’s business, in which each Company transaction shall be fully and accurately entered, shall be kept at the Company’s principal executive office and at such other locations as the Managers shall determine from time to time and shall be open to inspection and copying on reasonable Notice by any Member or the Member’s authorized representatives during normal business hours. The costs of such inspection and copying shall be borne by the Member.

6.2. Accounting. Financial books and records of the Company shall be kept on the accrual method of accounting, which shall be the method of accounting followed by the Company for federal income tax purposes. The financial statements of the Company shall be prepared in accordance with generally accepted accounting principles and shall be appropriate and adequate for the Company’s business and for carrying out the provisions of this Agreement. The fiscal year of the Company shall be January 1 through December 31.

6.3. Records. At all times during the term of existence of the Company, and beyond that term if the Managers deem it necessary, the Managers shall keep or cause to be kept the books of account referred to in Section 6.2, together with:

(a) A current list of the full name and last known business or residence address of each Member, together with the Capital Contribution and the share in Profits and Losses of each Member;

(b) A current list of the full name and business or residence address of each Manager;

(c) A copy of the Articles, as amended;

(d) Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(e) An original executed copy or counterparts of this Agreement, as amended;

(f) Any powers of attorney under which the Articles or any amendments to the Articles were executed;

(g) Financial statements of the Company for the six most recent fiscal years; and

(h) The books and records of the Company as they relate to the Company’s internal affairs for the current and past four fiscal years.

If the Managers deem that any of the foregoing items shall be kept beyond the term of existence of the Company, the repository of said items shall be as designated by the Managers.

6.4. Financial Statements. At the end of each fiscal year the books of the Company shall be closed and examined and statements reflecting the financial condition of the Company and its Profits or Losses shall be prepared, and a report thereon shall be issued by the Company’s certified public accountants. Copies of the financial statements shall be given to all Members. In addition, all Members shall receive not less frequently than at the end of each calendar quarter, copies of such financial statements regarding the previous calendar quarter, as may be prepared in the ordinary course of business, by the Managers or accountants selected by the Managers. The Managers shall deliver to each Member, within 120 days after the end of the fiscal year of the Company, a financial statement that shall include:

(a) A balance sheet and income statement, and a statement of changes in the financial position of the Company as of the close of the fiscal year;

(b) A statement showing the Capital Account of each Member as of the close of the fiscal year and the distributions, if any, made to each Member during the fiscal year.

6.5. Income Tax Returns. Within 90 days after the end of each taxable year of the Company the Managers shall send to each of the Members all information necessary for the Members to complete their federal and state income tax or information returns and a copy of the Company’s federal, state, and local income tax or information returns for such year.

6.6. Tax Matters Partner. Jeffrey D. Hoyal, or his successor as a Manager, shall act as Tax Matters Partner of the Company pursuant to IRC section 6231(a)(7).

6.7. Authority of Tax Matters Partner. The Tax Matters Partner is hereby authorized to do the following:

(a) Keep the Members informed of administrative and judicial proceedings for the adjustment of Company items (as defined in IRC section 6231(a)(3)) at the Company level, as required under IRC section 6223(g) and the implementing Regulations;

(b) Enter into settlement agreements under IRC section 6224(c)(3) and applicable Regulations with the Internal Revenue Service or the Secretary of the Treasury (the Secretary) with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Members, except that such settlement agreement shall not bind any Member who (within the time prescribed under the Code and Regulations) files a statement with the Company providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Member;

(c) On receipt of a notice of a final Company administrative adjustment, to file a petition for readjustment of the Company items with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or the United States Court of Federal Claims, all as contemplated under IRC section 6226(a) and applicable Regulations;

(d) File requests for administrative adjustment of Company items on Company tax returns under IRC section 6227(b) and applicable Regulations; and, to the extent such requests are not allowed in full, file a petition for adjustment with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or the United States Court of Federal Claims, all as contemplated under IRC section 6228(a); and

(e) To take any other action on behalf of the Members or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by law or regulations, including retaining tax advisers (at the expense of the Company) to whom the Tax Matters Partner may delegate such rights and duties as deemed necessary and appropriate.

ARTICLE VII: VOTING, INDEMNITY

7.1. Members and Voting Rights. There shall be only one class of membership and no Member shall have any rights or preferences in addition to or different from those possessed by any other Member except as specifically provided for in this Agreement. Members shall have the right and power to appoint, remove, and replace Managers and officers of the Company and the right to Vote on all other matters with respect to which this Agreement or the Act requires or permits such Member action. Each Member shall Vote in proportion to the Member’s Percentage Interest. If a Member has assigned all or part of the Member’s Economic Interest to a person who has not been admitted as a Member, the Assigning Member shall Vote in proportion to the Percentage Interest that the Assigning Member would have had, if the assignment had not been made.

Without limiting the foregoing, all of the following acts shall require the unanimous Vote of the Members:

(a) The Transfer of a Membership Interest and the admission of the Assignee as a Member of the Company;

(b) Any amendment of the Articles or this Agreement; and

(c) A compromise of the obligation of a Member to make a Capital Contribution under Article III.

7.2. No Agency; Indemnification. No Member acting solely in the capacity of a Member is an agent of the Company, nor can any Member acting solely in the capacity of a Member bind the Company or execute any instrument on behalf of the Company. Accordingly, each Member shall indemnify, defend, and save harmless each other Member and the Company from and against any and all loss, cost, expense, liability or damage arising from or out of any claim based upon any action by such Member in contravention of the first sentence of this Section 7.2.

ARTICLE VIII: TRANSFERS OF MEMBERSHIP INTERESTS

8.1 Withdrawal of Members. A Member may not withdraw from the Company without the written consents of all remaining Members. Withdrawal shall not release a Member from any obligations and liabilities under this Agreement accrued or incurred prior to the effective date of withdrawal. A withdrawing Member shall have only the rights of a holder of an Economic Interest in the Company in respect of the Member’s Membership Interest in the Company. Unless all remaining Members consent to such withdrawal, the withdrawing Member shall not be entitled to a distribution of its Economic Interest until the dissolution and liquidation of the Company. For purposes of this Section 8.1, the term “Economic Interest” shall not mean or include any right to share in the income, gains, losses, deductions, credits, or similar items of the Company attributable to any period following withdrawal, or any right to information concerning the business and affairs of the Company, except as provided in Corporations Code section 17106.

8.2. Restrictions on Transfer. Except as expressly provided in this Agreement, a Member shall not transfer any part of the Member’s Membership Interest in the Company, whether now owned or later acquired, unless (a) the other Members unanimously approve the transferee’s admission to the Company as a Member upon such Transfer and (b) the Membership Interest to be transferred, when added to the total of all other Membership Interests transferred in the preceding 12 months, will not cause the tax termination of the Company under the Code. No Member may Encumber or permit or suffer any Encumbrance of all or any part of the Member’s Membership Interest in the Company unless such Encumbrance has been approved in writing by the Managers. Such approval may be granted or withheld in each Manager’s sole discretion. Any Transfer or Encumbrance of a Membership Interest without such approval shall be null and void. Notwithstanding any other provision of this Agreement to the contrary, a Member who is a natural person may transfer all or any portion of his or her Membership Interest to any revocable trust created for the benefit of the Member, or any combination between or among the Member, the Member’s spouse, and the Member’s issue; provided that the Member retains a beneficial interest in the trust and all of the Voting Interest included in such Membership Interest. A Transfer of a Member’s beneficial interest in such trust, or failure to retain such Voting Interest, shall be deemed a Transfer of a Membership Interest.

8.3. Right of First Refusal.

(a) Company Option to Purchase. If a Member wishes to Transfer any or all of the Member’s Membership Interest in the Company pursuant to a Bona Fide Offer (as defined below), such Member (the “Transferring Member”) shall give Notice to all other Members at least thirty (30) days in advance of the proposed Transfer, indicating the terms of the Bona Fide Offer and the identity of the offeror. The Company and the other Members shall have the option to purchase the Membership Interest proposed to be transferred at the price and on the terms provided in this Agreement. If the price for the Membership Interest is other than cash, the fair value in dollars of the price shall be as established in good faith by the Company. For purposes of this Agreement, “Bona Fide Offer” means an offer in writing setting forth all relevant terms and conditions of purchase from an offeror who is ready, willing, and able to consummate the purchase and who is not an Affiliate of the Transferring Member. For thirty (30) days after the Notice is given, the Company shall have the right to purchase the Membership Interest offered, on the terms stated in the Notice, for the price stated in the Notice (or the price plus the dollar value of noncash consideration, as the case may be).

(b) Member Option to Purchase. If the Company does not exercise the right to purchase all of the Membership Interest offered by the Transferring Member, then, with respect to the portion of the Membership Interest that the Company does not elect to purchase, that right shall be given to the other Members for an additional thirty (30) day period, beginning on the day that the Company’s right to purchase expires. Each of the other Members shall have the right to purchase, on the same terms, a part of the offered Membership Interest not purchased by the Company in the proportion that the Member’s Percentage Interest bears to the total Percentage Interests of all of the Members who choose to participate in the purchase; provided, however, that the Company and the participating Members may not, in the aggregate, purchase less than the entire Membership Interest to be sold by the Transferring Member.

If the Company and the other Members do not exercise their rights to purchase all of the offered Membership Interest, the Transferring Member may, within 90 days from the date the Notice is given and on the terms and conditions stated in the Notice, Transfer that Membership Interest to the offeror named in the Notice. Unless the requirements of Section 8.2 are met, the offeror under this section shall become an Assignee, and shall be entitled to receive only the share of Profits or other compensation by way of income and the return of Capital Contribution to which the assigning Member would have been entitled.

8.4. Company and Member Repurchase Rights.

(a) Repurchase on Triggering Events. On the happening of any of the following events (“Triggering Events”) with respect to a Member, the Company and the other Members shall have the option to purchase the Membership Interest in the Company of such Member at the price and on the terms provided in Section 8.7 of this Agreement:

(i) The death, incapacity, bankruptcy, or withdrawal of a Member;

(ii) The winding up and dissolution of a Member that is an entity;

(iii) Any acquisition of a Member that an entity by means of any transaction or series of transactions (including, without limitation, any merger, consolidation or other form of reorganization) in which outstanding equity securities of the Member are exchanged for equity interests or other consideration issued, or caused to be issued, by the acquiring Person or its subsidiary and pursuant to which the holders of the outstanding voting securities of the Member immediately prior to such consolidation, merger or other transaction fail to hold equity securities representing a majority of the voting power of the Member or surviving entity immediately following such consolidation, merger or other transaction;

(iv) The occurrence of any other event that is, or that would cause, a Transfer of the Member’s Membership Interest in contravention of this Agreement.

Each Member agrees to promptly give Notice of a Triggering Event to all other Members.

(b) Repurchase Right on B2B or Affiliate IPO. In event B2B or its Affiliate files a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in connection with a proposed public offering by B2B or such Affiliate (“B2B Public Offering”), the Company and B2B shall have the option to purchase the Membership Interests of all other Members at the price and on the terms provided in Section 8.7 of this Agreement, effective immediately prior to the closing of the B2B Public Offering or at such other time prior thereto as the parties may mutually agree (the “B2B Option”). B2B shall give prompt Notice of the filing of such registration statement to all other Members.

8.5. Exercise of Repurchase Options.

(a) On the receipt of a Notice as contemplated by Section 8.4 (the date of such receipt is hereinafter referred to as the “Option Date”), the Managers shall promptly cause a Notice of the occurrence of a Triggering Event or the exercise of the B2B Option, as the case may be, to be sent to all Members.

(b) In the case of an option arising on the occurrence of a Triggering Event, the Company shall have the option, for a period ending thirty (30) days following the determination of the purchase price as provided in Section 8.7, to purchase the Membership Interest in the Company to which the option relates, at the price and on the terms set forth in Section 8.7 of this Agreement. If the Company does not exercise the right to purchase all of the Membership Interest, then, with respect to the portion of the Membership Interest that the Company does not elect to purchase, that right shall be given to the other Members for an additional thirty (30) day period, beginning on the day that the Company’s right to purchase expires. Each of the other Members shall have the right to purchase, on the same terms, a part of the interest of the offering Member in the proportion that the Member’s Percentage Interest bears to the total Percentage Interests of all of the Members who choose to participate in the purchase; provided, however, that the Company and the participating Members may not, in the aggregate, purchase less than the entire Membership Interest.

(c) In the case of the B2B Option, the Company shall have the option, for a period ending thirty (30) days following the determination of the purchase price as provided in Section 8.7, to purchase the Membership Interests of all other Members, at the price and on the terms set forth in Section 8.7 of this Agreement. If the Company does not exercise the right to purchase all such Membership Interests, then, with respect to the Membership Interests that the Company does not elect to purchase, that right shall be given to B2B or its Affiliate for an additional thirty (30) day period, beginning on the day that the Company’s right to purchase expires; provided, however, that the Company and B2B or its Affiliate may not, in the aggregate, purchase less than the all of the Membership Interests of the other Members.

8.6. Nonparticipation of Interested Member. Neither the Member whose interest is subject to purchase under this Article, nor such Member’s Affiliate, shall participate in any Vote or discussion of any matter pertaining to the disposition of the

Member’s Membership Interest in the Company under this Agreement and all decisions to be made by the Company shall be made by the Manager who is not the Member whose interest is subject to purchase under this Article, nor such Member’s Affiliate.

8.7. Option Purchase Price. The purchase price of the Membership Interest that is the subject of an option under Section 8.5 shall be the “Fair Option Price” of the interest as determined under this Section 8.7. “Fair Option Price” means the cash price that a willing buyer would pay to a willing seller when neither is acting under compulsion and when both have reasonable knowledge of the relevant facts on the Option Date. Each of the selling and purchasing parties shall use his, her, or its best efforts to mutually agree upon the Fair Option Price. If the parties are unable to so agree within thirty (30) days of the Option Date, the selling party shall appoint, within forty (40) days of the Option Date, one appraiser, and the purchasing party shall appoint within forty (40) days of the Option Date, one appraiser. The two appraisers shall within a period of five (5) additional days, agree upon and appoint an additional appraiser. The three appraisers shall, within thirty (30) days after the appointment of the third appraiser, determine the Fair Option Price of the Membership Interest in writing and submit their report to all the parties.

The Fair Option Price shall be determined by disregarding the appraiser’s valuation that diverges the greatest from each of the other two appraisers’ valuations, and the arithmetic mean of the remaining two appraisers’ valuations shall be the Fair Option Price. Each purchasing party shall pay for the services of the appraiser selected by it, plus one half of the fee charged by the third appraiser, and one half of all other costs relating to the determination of Fair Option Price.

The Fair Option Price as so determined shall be paid by the Company or the Members electing to purchase the Membership Interest(s) (“Purchasing Members”), as the case may be, by either of the following methods, each of which may be selected separately by the Company or the Purchasing Members:

(a) The Company or the Purchasing Members shall at the closing pay in cash the total purchase price for such Membership Interest(s); or

(b) The Company or the Purchasing Members shall pay at the closing one-fifth (1/5) of the purchase price in which case the balance of the purchase price shall then be paid in four (4) equal annual principal installments, plus accrued interest, and be payable each year on the anniversary date of the closing. The unpaid principal balance shall accrue interest at the lesser of (i) the maximum rate of interest permitted by law or (ii) the prime or reference rate of the Los Angeles Office of Bank of America plus one percent (1%), initially at the rate in effect at the closing date and changing simultaneously with each change in such prime or reference rate. The obligation to pay the balance due shall be evidenced by a promissory note, and if purchased by a Purchasing Member, secured by a pledge of the Membership Interest(s) being purchased. The Company and the Purchasing Members shall have the right to prepay such note in full or in part at any time without penalty. Notwithstanding the foregoing, however, in the case of a purchase pursuant to the exercise of the B2B Option, each Member whose Membership Interest is subject to purchase shall have the option to receive payment of the purchase price for such Membership Interest in (i) cash, (ii) in equity securities of the entity that is the subject of the B2B Public Offering having a fair market value equal to the Fair Option Price, which fair market value shall be determined in accordance with the procedures set forth in this Section 8.7 for determining the Fair Option Price or (iii) any combination of cash and such securities. In the event such Member chooses to receive payment of all or any portion of the purchase price in cash, the Company or the Purchasing Members, as the case may be, shall have the option to pay such cash portion in full at closing or in installments, with interest, as provided above in this subsection (b).

8.8. Substituted Members. Except as expressly permitted under Section 8.2, a prospective transferee (other than an existing Member) of a Membership Interest may be admitted as a Member with respect to such Membership Interest (a “Substituted Member”) only (a) on the unanimous Vote of the other Members in favor of the prospective transferee’s admission as a Member, and (b) on such prospective transferee executing a counterpart of this Agreement as a party hereto. Any prospective transferee of a Membership Interest shall be deemed an Assignee, and, therefore, the owner of only an Economic Interest until such prospective transferee has been admitted as a Substituted Member. Except as otherwise permitted in the Act, any such Assignee shall be entitled only to receive allocations and distributions under this Agreement with respect to such Membership Interest and shall have no right to Vote or exercise any rights of a Member until such Assignee has been admitted as a Substituted Member. Until the Assignee becomes a Substituted Member, the Assigning Member will continue to be a Member and to have the power to exercise any rights and powers of a Member under this Agreement, including the right to Vote in proportion to the Percentage Interest that the Assigning Member would have had in the event that the assignment had not been made.

8.9 Duties of Substituted Member. Any person admitted to the Company as a Substituted Member shall be subject to all the provisions of this Agreement that apply to the Member from whom the Membership Interest was assigned, provided, however, that the assigning Member shall not be released from liabilities as a Member solely as a result of the assignment, both with respect to obligations to the Company and to third parties, incurred prior to the assignment.

ARTICLE IX: DISSOLUTION AND WINDING UP

9.1. Dissolution. The Company shall be dissolved upon the first to occur of the following events:

(a) The written agreement of a Majority of Members to dissolve the Company.

(b) The sale or other disposition of substantially all of the Company’s assets.

(c) Entry of a decree of judicial dissolution under Corporations Code section 17351.

9.2. Winding Up. On the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind up the business and affairs of the Company. The Managers who have not wrongfully dissolved the Company or, if there is no such Manager, the Members, shall wind up the affairs of the Company. The delegates winding up the affairs of the Company (the “Delegate”) shall give Notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company. After paying or adequately providing for the payment of all known debts of the Company (except debts owing to Members), the remaining assets of the Company shall be distributed or applied in the following order:

(a) To pay the expenses of liquidation.

(b) To the establishment of reasonable reserves by the Delegate for contingent liabilities or obligations of the Company. Upon the Delegate’s determination that such reserves are no longer necessary, said reserves shall be distributed as provided in this Section 9.2.

(c) To repay outstanding loans to Members. If there are insufficient funds to pay such loans in full, each Member shall be repaid in the ratio that the Member’s loan, together with interest accrued and unpaid thereon, bears to the total of all such loans from Members, including all interest accrued and unpaid thereon. Such repayment shall first be credited to unpaid principal and the remainder shall be credited to accrued and unpaid interest.

(d) Among the Members with Positive Capital Account Balances as provided in Article IV, Section 4.15.

9.3. Deficits. Each Member shall look solely to the assets of the Company for the return of the Member’s investment, and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the investment of each Member, such Member shall have no recourse against any other Members for indemnification, contribution, or reimbursement, except as specifically provided in this Agreement.

ARTICLE X: NONCOMPETITION AND CONFIDENTIALITY

10.1. Non-Competition. Each Member hereby covenants with the Company and each other Member that on the Transfer of the Member’s Membership Interest, whether voluntary, involuntary, by operation of law, or by reason of any provision of this Agreement, the Member will not, directly or indirectly, through an Affiliate or otherwise, in any of the following counties of the State of California: San Louis Obispo, Kern, Santa Barbara, Ventura, Los Angeles, San Bernadino, Orange, Riverside, San Diego, and

Imperial, or elsewhere where the Company conducts its business, for a period of three (3) years following the date of the Transfer, (a) engage in any business in any way similar to or competitive with the business of the Company, (b) enter into any agreement or understanding, written or oral, relating to the services of any employee of the Company, (c) solicit the business of, enter into any agreement, written or oral, or otherwise deal with any customers of the Company, who were such at the time of the Transfer, or (d) use or disclose in any manner any Confidential Information.

10.2. Confidential Information. “Confidential Information” means all non-public information of the Company created, developed, produced, or otherwise arising before the date of the Transfer, including, without limitation, any information concerning, derived from or in any way relating to the business, operations or financial condition of the Company, marketing plans, business strategies, business plans, financial information, forecasts, personnel information, Member information, existing or potential acquisition targets, trade secrets and all other information that, if known, would be of advantage to others competing with, or that may compete with, the Company or would be of disadvantage to the Company, whether or not subject to patent, trademark, trade secret, copyright or other statutory protection.

10.3. Injunctive Relief. Each Member hereby stipulates that a breach of the provisions of this Article X will result in irreparable damage and injury to the Company for which no money damages could adequately compensate it. If the Member breaches the provisions of this Agreement, in addition to all other remedies to which the Company may be entitled, and notwithstanding the provisions of Article XI, Section 11.2, the Company shall be entitled to an injunction to enforce the provisions of this Agreement, to be issued by any court of competent jurisdiction, to enjoin and restrain the Member and each and every Person concerned or acting in concert with the Member from the continuance of such breach. Each Member expressly waives any claim or defense that an adequate remedy at law might exist for any such breach.

10.4. Reformation. If the provisions contained herein shall be deemed to exceed the time or geographic limits or any other limitation imposed by applicable law in any jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum extent permitted by applicable law.

ARTICLE XI: INDEMNIFICATION AND DISPUTE RESOLUTION

11.1. Indemnification. The Company shall have the power to indemnify any Person who was or is a party, or who is threatened to be made a party, to any Proceeding by reason of the fact that such Person was or is a Member, Manager, officer, employee, or other agent of the Company, or was or is serving at the request of the Company as a director, officer, employee, or other Agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred by such Person in connection with such proceeding, if such Person acted in good faith and in a manner that such Person reasonably believed to be in the best interests of the Company, and, in the case of a criminal proceeding, such Person had no reasonable cause to believe that the Person’s conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner that such Person reasonably believed to be in the best interests of the Company, or that the Person had reasonable cause to believe that the Person’s conduct was unlawful.

To the extent that an agent of the Company has been successful on the merits in defense of any Proceeding, or in defense of any claim, issue, or matter in any such Proceeding, the agent shall be indemnified against expenses actually and reasonably incurred in connection with the Proceeding. In all other cases, indemnification shall be provided by the Company only if authorized in the specific case by a Majority of Members.

“Agent,” as used in this Section 11.1, shall include a trustee or other fiduciary of a plan, trust, or other entity or arrangement described in Corporations Code section 207(f).

“Proceeding,” as used in this Section 11.1, means any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative.

Expenses of each Person indemnified under this Agreement actually and reasonably incurred in connection with the defense or settlement of a proceeding may be paid by the Company in advance of the final disposition of such proceeding, as authorized by the Managers who are not seeking indemnification or, if there are none, by a Majority of the Members, upon receipt of an undertaking by such Person to repay such amount unless it shall ultimately be determined that such Person is entitled to be indemnified by the Company. “Expenses,” as used in this Section 11.1, includes, without limitation, attorney fees and expenses of establishing a right to indemnification, if any, under this Section 11.1.

11.2. Dispute Resolution.

(a) Mediation. Except as otherwise provided in Section 10.3, in the event of a dispute between the parties to this Agreement arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, such parties agree to promptly meet and confer with the goal of settling such dispute. If the parties are unable to reach a prompt, amicable agreement concerning such dispute, the parties agree to submit the matter to non-binding mediation pursuant to the mediation rules of the Judicial Arbitration and Mediation Service/Endispute, Inc., San Francisco, California office (“J.A.M.S.”). The mediation fee, if any, shall be divided equally among the parties.

(b) Arbitration. Except as otherwise provided in Section 10.3, failing the resolution of their dispute by mediation, any controversy, claim or dispute in law or in equity arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, or any resulting transaction shall be decided by neutral, binding arbitration in San Francisco, California by a single arbitrator in accordance with the laws of the State of California for agreements made in and to be performed in California (including, without limitation, the California Arbitration Act), and not by court action except as provided by California law for judicial review of arbitration proceedings and as necessary to obtain provisional remedies. The arbitration shall be administered by J.A.M.S. pursuant to its comprehensive arbitration rules. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties to the arbitration shall have the right to discovery in accordance with the California Discovery Act (Code of Civil Procedure §2016 et. seq.). The arbitrator shall be agreed on by the parties or appointed by request and according to the procedures of J.A.M.S. The losing party shall pay the J.A.M.S.’ fees, the other party’s reasonable attorneys fees, costs and necessary disbursements. The filing of a judicial action to enforce the recording of a notice of pending action, or order of attachment, receivership, injunction or other provisional remedies shall not constitute a waiver of the right to arbitrate (or mediate) under this (or the preceding) provision.

ARTICLE XII: GENERAL PROVISIONS

12.1. Securities Laws. The initial sale of Membership Interests in the Company to the Initial Members has not been qualified or registered under the securities laws of any state, including California, or registered under the Securities Act of 1933, in reliance upon exemptions from the registration provisions of those laws. Notwithstanding any other provision of this Agreement, Membership Interests may not be Transferred unless registered or qualified under applicable state and federal securities law unless, in the opinion of legal counsel satisfactory to the Company, such qualification or registration is not required. The Member who desires to transfer a Membership Interest shall be responsible for all legal fees incurred in connection with said opinion.

12.2. Entire Agreement. This Agreement constitutes the whole and entire agreement of the parties with respect to the subject matter of this Agreement, and it shall not be modified or amended in any respect except by a written instrument executed by all the parties. This Agreement replaces and supersedes all prior written and oral agreements by and among the Members and Managers or any of them.

12.3. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. Any executed counterpart of this Agreement or other signature hereto delivered by a party hereto by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

12.4. Governing Law; Severability. This Agreement shall be governed by and construed under the laws of the State of California (excluding the body of law relating to conflicts of law) as applied to agreements among California residents entered into and to be performed entirely within California. Each party hereto hereby submits to the jurisdiction of any state or federal court located in San Francisco County, California. If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

12.5. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, and permitted successors and assigns.

12.6. Number and Gender. Whenever used in this Agreement, the singular shall include the plural and the plural shall include the singular, and the neuter gender shall include the male and female as well as a trust, firm, company, or corporation, all as the context and meaning of this Agreement may require.

12.7. Further Assurances. The parties to this Agreement shall promptly execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all other acts and things, reasonably necessary in connection with the performance of their respective obligations under this Agreement and to carry out the intent of the parties.

12.8. Member’s Other Business. Except as provided in this Agreement, no provision of this Agreement shall be construed to limit in any manner the Members in the carrying on of their own respective businesses or activities.

12.9. No Agency. Except as provided in this Agreement, no provision of this Agreement shall be construed to constitute a Member, in the Member’s capacity as such, the agent of any other Member.

12.10. Capacity and Authority. Each Member represents and warrants to the other Members that the Member has the capacity and authority to enter into this Agreement.

12.11. Headings. The article, section, and paragraph titles and headings contained in this Agreement are inserted as matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Agreement or any of its provisions.

12.12. No Third Party Beneficiaries. This Agreement is made solely for the benefit of the parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

12.13 Counsel to the Company. Reed Smith LLP has been selected as legal counsel to the Company (“Company Counsel”). Each Member and Manager hereby acknowledges and agrees that Company Counsel also is and may continue to be counsel to B2B and certain of its Affiliates but that it is not counsel to any other Member, Manager or Affiliate thereof. Such other Members and Managers have been advised that they should be represented by counsel of such Person’s own choosing in the preparation and analysis of this Agreement; that such Person is fully aware that Company Counsel has not acted on such Person’s behalf: and that such Person has had the opportunity to be represented by independent counsel.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Operating Agreement on the day and year first above written.

BACK 2 BACKS, INC.

By:

Richard P. Schork